Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-74187 and 333-74187-01
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 30, 2006
$200,000,000
DEFERRED COMPENSATION OBLIGATIONS
OF
SAI DEFERRED COMPENSATION HOLDINGS, INC.
GUARANTEED BY
AMERICAN INTERNATIONAL GROUP, INC.
     This prospectus supplement amends pages 5 through 8 of the prospectus, dated November 30, 2006, by deleting the list and descriptions of the valuation funds to which you may index your deferred earnings and replacing such list and descriptions with the following list and descriptions of the valuation funds to which you may index your deferred earnings:
•	SunAmerica Money Market Fund
•	SunAmerica U.S. Government Securities Fund
•	SunAmerica Balanced Assets Fund
•	SunAmerica New Century Fund
•	Focused Growth Portfolio
•	SunAmerica Value Fund
•	SunAmerica International Equity Fund
•	Focused Large-Cap Growth Portfolio
•	Focused Growth and Income Portfolio
•	Focused Large-Cap Value Portfolio
•	Focused Small-Cap Value Portfolio
•	Focused Dividend Strategy Portfolio
•	SunAmerica Growth and Income Fund
•	SunAmerica Growth Opportunities Fund

•	Focused Technology Portfolio
•	Focused Value Portfolio
•	Focused Small Cap Growth Portfolio
•	Focused Equity Strategy Portfolio
•	Focused Multi-Asset Strategy Portfolio
•	SunAmerica Strategic Bond Fund
•	SunAmerica High Yield Bond Fund
•	AIG Series Trust, 2010 High Watermark Fund
•	AIG Series Trust, 2015 High Watermark Fund
•	AIG Series Trust, 2020 High Watermark Fund
•	The Credit Suisse Commodity Return Strategy Fund
•	The AIM Global Real Estate Fund
•	The Templeton Foreign Fund
Each valuation fund’s investment objective is stated below:
     (1) The SunAmerica Money Market Fund seeks as high a level of current income as is consistent with liquidity and stability by investing primarily in high-quality money market instruments selected principally on the basis of quality and yield.
     (2) The SunAmerica U.S. Government Securities Fund seeks high current income with relative safety of capital by active trading of U.S. Government Securities without regard to the maturities of such securities.
     (3) The SunAmerica Balanced Assets Fund seeks to conserve principal and generate capital appreciation through active trading of equity securities that demonstrate the potential for capital appreciation issued by companies with market capitalizations of over $1.5 billion and partly in investment-grade fixed income securities.
     (4) The SunAmerica New Century Fund seeks capital appreciation through active trading of equity securities that demonstrate the potential for capital appreciation, without regard to market capitalization.

     (5) The Focused Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by investing primarily in equity securities selected on the basis of “growth” criteria.
     (6) The SunAmerica Value Fund seeks long-term growth of capital through active trading of equity securities selected on the basis of value criteria, issued by companies of any market capitalization.
     (7) The SunAmerica International Equity Fund seeks capital appreciation through active trading of equity securities and other securities with equity characteristics of non-U.S. issuers located in a number of different countries other than the U.S. and selected without regard to market capitalization at the time of purchase.
     (8) The Focused Large-Cap Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities selected on the basis of “growth” criteria, issued by large-cap companies.
     (9) The Focused Growth and Income Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital and current income by active trading of equity securities selected to achieve a blend of growth companies, value companies and companies that the advisers believe have elements of growth and value issued by large-cap companies, including those that offer the potential for a reasonable level of current income.
     (10) The Focused Large-Cap Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities selected on the basis of “value” criteria, issued by large-cap companies.
     (11) The Focused Small-Cap Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities selected on the basis of “value” criteria, issued by small-cap companies.
     (12) The Focused Dividend Strategy Portfolio seeks total return (including capital appreciation and current income) through a “buy and hold” strategy of thirty high dividend yielding equity securities selected from the Dow Jones Industrial Average and the broader market.
     (13) The SunAmerica Growth and Income Fund seeks capital appreciation and current income primarily through active trading of equity securities issued by companies of any size, that pay dividends, demonstrate the potential for capital appreciation and/or are believed to be undervalued in the market.
     (14) The SunAmerica Growth Opportunities Fund seeks capital appreciation primarily through active trading of equity securities that demonstrate the potential for capital appreciation, issued generally by small-cap companies.

     (15) The Focused Technology Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital through active trading of equity securities of companies that demonstrate the potential for long-term growth of capital and that the advisers believe will benefit significantly from technological advances or improvements, without regard to market capitalization.
     (16) The Focused Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital through active trading of equity securities selected on the basis of value criteria, without regard to market capitalization.
     (17) The Focused Small-Cap Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities issued by small-cap companies.
     (18) The Focused Equity Strategy Portfolio, a series of the SunAmerica Focused Series, Inc., seeks growth of capital by employing a fund of funds investment strategy focusing on funds that invest primarily in equity securities.
     (19) The Focused Multi-Asset Strategy Portfolio, a series of the SunAmerica Focused Series, Inc., is a fund of funds comprised of fixed income, international and domestic small, mid, large-cap growth as well as value.
     (20) The SunAmerica Strategic Bond Fund seeks a high level of total return by active trading of a broad range of bonds, including both investment and non-investment grade bonds, U.S. government and agency obligations, mortgage-backed securities, and U.S. and foreign high-risk, high-yield bonds without regard to the maturities.
     (21) The SunAmerica High Yield Bond Fund seeks a high level of total return by active trading of below investment-grade U.S. and foreign junk bonds (rated below Baa by Moody’s and below BBB by S&P) without regard to the maturities of such securities and bank debt.
(22) AIG Series Trust 2010 High Watermark Fund.
(23) AIG Series Trust 2015 High Watermark Fund.
(24) AIG Series Trust 2020 High Watermark Fund.
     Each High Watermark Fund seeks capital appreciation to the extent consistent with preservation of capital investment gains in order to have a net asset value (“NAV”) on its respective “Protected Maturity Date” (August 31, 2010, 2015 or 2020, as the case may be) at least equal to the “Protected High Watermark Value,” which is the highest net asset value per share attained, (i) reduced by an amount that is proportionate to the sum of all dividends and distributions paid by the Fund subsequent to the time that the highest NAV was achieved, (ii) reduced by extraordinary expenses, if any, and (iii) increased by appreciation in share value to the extent such appreciation exceeds this adjusted share value subsequent to the last paid dividend or distribution. Each Fund seeks high total return as a secondary objective. The Funds are designed to return to shareholders on their Protected Maturity Dates the highest NAV attained during their existence, adjusted as a result of dividends, distributions and any extraordinary expenses. Each Fund’s payment undertaking to pay the Protected High Watermark Value on the Protected Maturity Date is subject to certain conditions which are described more fully in the Fund’s prospectus.
     (25) The Credit Suisse Commodity Return Fund seeks total return. The fund intends to invest at least 80% of assets in a combination of commodity linked derivative instruments and fixed income securities backing those instruments. It seeks to replicate the performance of the Dow Jones AIG Commodity Index.
     (26) The AIM Global Real Estate Fund seeks high total return. The fund seeks to achieve this objective by investing in securities of real estate and real estate related companies both foreign and domestic.
     (27) The Templeton Foreign Fund seeks long term capital growth. The fund invests primarily in the equity securities of companies located outside of the United States, including “emerging markets”. It normally invests at least 80% of net assets in foreign securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 12, 2006

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